EXHIBIT 99.1

For Immediate Release
November 19, 2008

For Further Information Contact:
Thomas B. Olson, Corporate Secretary
 (303) 796-8949

INHIBITON THERAPEUTICS ANNOUNCES THE ADDITION OF AARON A. GRUNFELD TO ITS BOARD OF DIRECTORS

CENTENNIAL, CO – Inhibiton Therapeutics, Inc. (OTC/BB: IHBT) announced today the appointment of Aaron A. Grunfeld to its board of directors as an independent director.  Based in Los Angeles, California, Mr. Grunfeld is an attorney with his own law firm, the Law Offices of Aaron A. Grunfeld & Associates, where he has focused his law practice on securities and corporate matters, including domestic and international transactions, for more than 35 years.  As counsel to individuals, corporate clients and investment bankers, Mr. Grunfeld has been involved in more than 50 registered public offerings while counseling clients on issues related to corporate compliance and regulatory issues, merger and reorganization transactions, private placements and other related matters.  Mr. Grunfeld received an A.B. in Political Science from UCLA in 1968 and a J.D. from Columbia University in 1971.

Mr. Grunfeld also serves as a board member on The Metropolitan Water District of Southern California (“MWD”), a consortium of 26 cities and water districts that provides drinking water to nearly 18 million people in Southern California.  Representing the City of Los Angeles, Mr. Grunfeld is Vice Chair of the Business and Finance Committee and a member of the Water Quality and Operations Committee.  With an annual budget of nearly $2 billion, the MWD currently delivers an average of 1.7 billion gallons of water per day to a 5,200 square mile service area.

“We are pleased to add to our board of directors an individual with Aaron’s significant background and knowledge in the operation and regulation of public companies and specifically his depth and breadth of experience with transactional and regulatory issues,” commented Inhibiton President, Henry Fong.  “I know he will bring valuable insight and experience to Inhibiton as we seek to move the Company forward in an effort to maximize shareholder value.”

Inhibiton Therapeutics, Inc. is a nominally capitalized development stage company focused on biotechnology research, development and potential commercialization of technologies and products for new cancer therapeutic agents and cancer fighting drugs called targeted therapies.  The initial focus of the Company’s research is a protocol to investigate the effect of PKC isozymes on the regulation of various cancer cells including brain and breast cancer.  Inhibiton began funding this research in September 2004.
The statements included in this press release concerning predictions of economic performance and management's plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended.  These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Any statement containing words such as "believes" "anticipates" "plans" or "expects" and other statements which are not historical facts contained in this release are forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements. Reference is made to the Company's filings with the Securities and Exchange Commission for a more complete discussion of such risks and uncertainties.